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                            [UST Corp. letterhead]
                                                                 EXHIBIT 10(s)
                                March 31, 1994

Mr. William C. Brooks
39 Oak Hill Rd.
Wayland, MA 01778

Dear Bill:

        As we have discussed and agreed, your employment with UST Corp. and its affiliated companies (collectively "UST") will terminate on July 31, 1994 and you will be paid through UST's payroll system through that date. The purpose of this letter agreement is to set forth the terms and conditions related to your separation from UST.

1. Your last regularly scheduled day in the bank will be March 31, 1994. Thereafter, you will make yourself available at all such times as needed and as requested by the CEO and will remain and perform the duties of Chief Financial Officer of UST Corp. and Chief Accounting Officer of USTrust until July 31, 1994 or until another CFO is hired, whichever is first. Except as provided above, your resignation from all offices and directorships (including offices, directorships and committee memberships with UST Corp. and its subsidiaries) is effective as of March 31, 1994.

2. Salary continuation: Salary will continue for 21 months after July 31, 1994. The form of payment will be in one lump sum of $274,706 payable to you during the first week of August 1994.

        In addition, $15,000 will be added to this lump sum payment to assist with the cost of medical insurance, and $20,000 to provide outplacement services will be in this lump sum payment. This total lump sum amount is subject to applicable tax withholding.

        Should you die before July 31, 1994, your wife will receive in full satisfaction of this Agreement a sum equal to the amounts described in this Section 2.

3. Continuation of benefits: UST will continue to pay the premiums for your group term life coverage through July 31, 1994. Thereafter, if coverage is to continue, you will have to convert the coverage to an individual contract at your expense.

        Disability insurance provided through USTrust will cease as of July 31, 1994.

        Medical insurance premiums will continue to be paid to provide coverage for you under the family Baystate Health Care plan through July 31, 1994. During this period, you will continue to

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        pay normal monthly employee contributions of $128 65.  Effective
        August 1, 1994, you will be able to continue medical insurance coverage through COBRA for up to 18 months.

4. Vested profit sharing: You will be paid the account balance credited to you under the company's profit sharing plan after the 6/30/94 valuation. It is understood that as of 6/30/93 your vested balance was $363,535.44. It is further understood that at the time of the valuation and payout, these amounts may be higher or lower depending on the valuation.

5. Vested ESOP: You will be paid out the value of your vested ESOP account after the 6/30/94 valuation. It is understood that as of 6/30/93 your vested balance was 11,074.3837 shares plus a cash balance of $122.81. It is further understood that at the time of the valuation and payout, these amounts may be higher or lower depending on the valuation.

6. It is understood that you are 100% vested in the UST qualified retirement plan. A schedule has been provided to you indicating the projected pay-out amounts at age 65.

7. Incentive stock options: Prior to March 15, 1994, you were vested in 6,720 options. It is understood that vesting in the additional 1,680 options was accelerated on March 15, 1994, so that at present, you are fully vested in 8,400 options at a price of $6.0714. Your options expire 3 months after July 31, 1994.

        It is further understood that as an Executive Officer of UST Corp. there are limitations on your ability to sell shares of UST Corp. stock. Shares must be held for six months after the date of termination (i.e. after 1/31/95) at which time you will cease to be deemed an Executive Officer of UST Corp.

8. The above matter was presented to the UST Corp. Board of Directors on March 15, 1994 and was preliminarily approved. Pending a third party certification by The Wyatt Co. and a definitive vote scheduled for April 19, 1994 of Board approval based upon the Wyatt certificate, the above matters will be subject only to the written approval of the Federal Reserve Bank of Boston and the Massachusetts Commissioner of Banks.

9. Attached to this letter agreement as EXHIBIT A is a General and Specific Release signed by you which releases UST Corp. and its successors, assigns, subsidiaries, and its and their respective officers, directors, employees, agents and representatives from various liabilities and claims. The foregoing Release, attached as EXHIBIT A, is incorporated into this letter agreement and made a part hereof.


If the foregoing is agreeable to you and you wish to accept the terms and conditions of this letter agreement, please indicate your assent and agreement by signing this letter agreement below and

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by attaching a signed and notarized copy of EXHIBIT A.

                                  Very truly yours,



                                  /s/ Neal F. Finnegan
                                  --------------------
                                  Neal F. Finnegan
                                  President and Chief Executive Officer
                                  UST Corp.


ACCEPTED AND AGREED:


/s/ William C. Brooks
---------------------
William C. Brooks

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Exhibit A

General and Specific Release

FOR AND IN CONSIDERATION of payments to be made to me in connection with my separation of employment, as set out in the Separation Agreement between UST Corp. and me, dated March 31, 1994, I, William C. Brooks, hereby release UST Corp. ("UST") and its successors, assigns, subsidiaries and its and their respective officers, directors, employees, agents and representatives (all collectively, "Releases") from any and all liability, claims, demands, actions, causes of action of any type by reason of any matter, cause, act or omission arising out of or in connection with my employment or separation from employment with UST Corp. and/or its subsidiaries, including without limitation, claims, demands or actions under Title VII of Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Massachusetts Fair Employment Practices Act, and any other Federal, state or local statute or regulation regarding employment, discrimination in employment or termination of employment; and I, William C. Brooks, shall at no time take any action that I am aware is inconsistent with this Release; provided that I am not releasing and shall not be deemed to have released (i) any claim arising under the terms of the Separation Agreement or the terms of UST's employee pension plan, profit sharing plan, or stock ownership plan, each as amended to the effective time of my termination of employment, or (ii) any right of indemnification or contribution that may exist at or may arise after such effective time and that I am or may be entitled to enforce against UST if any claim is asserted or proceedings are brought against me by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of UST, or any self-regulatory organization, stock exchange or the like, related or allegedly related to my having been an officer or employee of UST, or to any of my activities as an officer or employee of UST. By acceptance of or reliance upon this Release, UST promises that neither it nor any other of the Releases affiliated with UST, will take any action that is designed, specifically with respect to me or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to me under state law or pursuant to the Articles of Organization or Bylaws of UST, or under any policy or policies of directors and officers liability insurance affording coverage to former officers and in effect from time to time.

IN WITNESS WHEREOF, I, William C. Brooks, have set my and seal this 31st day of March, 1994.


/s/ William C. Brooks